Exhibit 1.2

Cantor Fitzgerald & Co.	Roth Capital Partners, LLC
499 Park Avenue	888 San Clemente Dr.
New York, New York 10022	Newport Beach, California 92660

[●], 2021

Battery Future Acquisition Corp.

51 NW 26th Street, Suite 533

Miami, Florida 33127

Attn:	Greg Martyr
Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby Battery Future Acquisition Corp., a Cayman Islands exempted company (“Company”), has requested Cantor Fitzgerald & Co. (“CF&CO”) and Roth Capital Partners, LLC (together with CF&CO, the “Advisors,” and each, an “Advisor”) to assist it in connection with the Company engaging in a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-261373) originally filed with the U.S. Securities and Exchange Commission on November 26, 2021 (as amended, the “Registration Statement”) in connection with its initial public offering (“IPO”).

1.     Services and Fees.

(a)     The Advisors will, from time to time, upon the Company’s request:

(i)	Assist the Company in arranging meetings with its shareholders to discuss one or more potential Business Combinations, including discussions of the applicable potential Target’s attributes;

(ii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iii)	Provide additional capital markets advisory services as may be mutually agreed upon between the Company and each Advisor (the activities described in the foregoing clauses (i)-(iii), the “Services”).

(b)     Notwithstanding anything to the contrary contained in this Agreement, the Services to be provided hereunder will not include:

(i)	Any solicitation of potential investors in connection with the IPO or Business Combination;

(ii)	Any solicitation of proxies in connection with the Business Combination;

(iii)	Any provision of M&A-related advisory services;

(iv)

Any valuation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or of the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters; or

(v)	The rendering of an opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in a proposed Business Combination.

(c)    The obligations of the Advisors to provide any of the Services or perform any other obligations imposed upon the Advisors hereunder shall be several and not joint.

(d)    The Company acknowledges and agrees that, prior to the provision of any Services with respect to any Target hereunder, each Advisor shall be entitled to first implement its internal conflicts, compliance and other internal processes to evaluate its ability to assist the Company in connection therewith. Neither Advisor shall be required to perform any Services prior to completion of such processes, and it shall not be a breach of this Agreement if an Advisor determines that it is unable to provide the Services with respect to any Target after completion of such processes.

(e)    As compensation for the Services, the Company will pay the Advisors a cash fee equal to 5.0% of the gross proceeds received by the Company from the IPO, including any proceeds from the exercise of the underwriters’ over-allotment option (the “Fee”). The Fee is due and payable to the Advisors by wire transfer at the closing of the initial Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason within 18 months from the closing of the IPO (or up to 24 months from the closing of the IPO if extended, as described in more detail in the Registration Statement), no Fee shall be due or payable to the Advisors hereunder. The Fee shall be exclusive of any finder’s or other fees which may become payable to any of the Advisors pursuant to any subsequent agreement between such Advisor and the Company or any Target.

2.    Expenses.

At the Closing, the Company shall reimburse the Advisors for all reasonable costs and expenses incurred by the Advisors (including reasonable fees and disbursements of counsel) in connection with the performance of the Services hereunder. Reimbursable expenses shall be due and payable to the Advisors by wire transfer at the Closing from the Trust Account.

3.    Company Cooperation.

The Company will provide full cooperation to each Advisor as may be necessary for the efficient performance by such Advisor of its obligations hereunder, including, but not limited to, providing to such Advisor and its counsel, on a timely basis, all documents and information regarding the Company and any Target that such Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the

“Information”); making the Company’s management, auditors, consultants and advisors available to such Advisor; and, using commercially reasonable efforts to provide such Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of any Target. The Company will promptly notify each Advisor of any change in facts or circumstances or new developments affecting the Company or any Target or that might reasonably be considered material to the Advisors’ engagement hereunder. Neither Advisor shall share with third parties any Information, presentations and/or materials about the Company, its shareholders and/or affiliates, the Business Combination and/or any Targets, to the extent that any such information has not already been provided to the public in the Registration Statement, unless such Advisor obtains the Company’s prior written approval (which may be provided via email).

4.    Representations; Warranties and Covenants.

The Company represents, warrants and covenants to each Advisor that all Information it makes available to such Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5.    Indemnity.

The Company shall indemnify each Advisor and its affiliates and its and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, each Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to this Agreement, including the foregoing indemnity (each, a “Claim”); (ii) to waive any Claim it may have in the future; and (iii) to not seek recourse against the Trust Account with respect to any Claim.

6.    Use of Name and Reports.

Without an Advisor’s prior written consent (which may be provided via email), neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to (i) such Advisor’s name or (ii) any advice rendered by such Advisor to the Company or any communication from such Advisor in connection with performance of the Services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

7.    Status as Independent Contractor.

Each Advisor shall perform the Services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that no Advisor shall have authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such Services, the Company acknowledges and agrees that (i) the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis and (ii) the transactions contemplated hereby do not constitute a recommendation, investment advice or solicitation of any action by the Advisors. This Agreement is not intended to create a fiduciary relationship among the parties and neither any Advisor nor any of such Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement. Each Advisor shall have no responsibility or liability for the acts or omissions of the other Advisor, and nothing in this Agreement shall create a partnership, joint venture or other similar relationship between the Advisors.

8.    Potential Conflicts.

The Company acknowledges that each Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, either Advisor and its respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby, and may provide advisory and other services to one or more actual or potential Targets, investors or other parties to any Business Combination or other transaction entered into by the Company, for which services such Advisor or one or more of its respective affiliates may be paid fees, including fees conditioned upon the closing of a particular Business Combination or other transaction or transactions. Nothing in this Agreement shall be construed to limit or restrict either Advisor or any of its respective affiliates in conducting any such business.

9.    Entire Agreement.

This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10.    Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or delivered by facsimile transmission and confirmed to the parties hereto as follows:

If to the Advisors:

Cantor Fitzgerald & Co.

499 Park Avenue

New York, New York 10022

Attn: General Counsel,

with a copy to SPAC ECM

Facsimile: (212) 829-4708

Email: #legal-IBD@cantor.com; spac@cantor.com

and:

Roth Capital Partners, LLC

888 San Clemente Dr.

Newport Beach, California 92660

Attn: Richard Platt, General Counsel

Facsimile: (949) 720-7227

If to the Company:

Battery Future Acquisition Corp.

51 NW 26th Street, Suite 533

Miami, Florida 33127

Attn: Chief Executive Officer

Facsimile: [●]

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the commercial banks in the City of New York are open for business.

11.    Successors and Assigns.

This Agreement may not be assigned by any party without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and permitted assigns.

12.    Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect any Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.    Applicable Law; Venue; Waiver of Jury Trial.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The Company agrees that the Advisors shall be entitled to recover all of their reasonable attorneys’ fees and expenses relating to any action or proceeding and/or incurred in connection with the preparation therefor if it is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.    Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among the Advisors and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

CANTOR FITZGERALD & CO.

By:
Name:
Title:

ROTH CAPITAL PARTNERS, LLC

By:
Name:
Title:

AGREED AND ACCEPTED BY:

BATTERY FUTURE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

Indemnification

In connection with the Company’s engagement of Cantor Fitzgerald & Co. (“CF&CO”) and Roth Capital Partners, LLC (together with CF&CO, the “Advisors” and each, an “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Battery Future Acquisition Corp. (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Advisor and each of their respective affiliates and the respective directors, officers, shareholders, agents, controlling persons (within the meaning of the federal securities laws) and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of such Advisor, or (B) otherwise relate to or arise out of such Advisor’s activities on the Company’s behalf under such Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all fees, costs, expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any portion of any such Claim that is finally judicially determined by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) to the Company or any person claiming through the Company for or in connection with the Company’s engagement of such Advisor except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of such Indemnified Person.

The Company further agrees that it will not, without the prior written consent of an Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder by such Advisor or its applicable Indemnified Persons (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with an actual or potential conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be actual or potential legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof

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In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not an Advisor is an Indemnified Person), the Company and the applicable Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Advisor on the other, in connection with such Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of any such Advisor’s contribution to such Claim exceed the amount of the Fee actually received by such Advisor from the Company pursuant to such engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and each Advisor on the other, with respect to such Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which such Advisor is engaged to render services bears to (b) the portion of the Fee paid or proposed to be paid to such Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

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